Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.	Porter, LeVay & Rose, Inc.

William J. Carden	Michael Porter, President - Investor Relations
Chairman, President & CEO	(212) 564-4700
(949) 753-7111

FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM SETTLES LEWIS LITIGATION AT NO COST

No Impact on Operations or Financial Results

IRVINE, CA – October 20, 2003 – American Spectrum Realty, Inc. (AMEX: AQQ), a diversified real estate investment and management company, announced today that it had reached a settlement in the class action relating to its acquisition of assets in 2001 through the consolidation of public and private partnerships and other entities.  The settlement, which is subject to court approval, is fully covered by insurance and will have no impact on American Spectrum’s operations or financial results or condition.

The action, known as the Lewis litigation, was brought on behalf of the former limited partners in the partnerships involved in the consolidation.  The settlement is expected to become final in the first quarter of 2004.

William J. Carden, American Spectrum’s chairman and chief executive officer, said that he was “extremely pleased to put this matter behind us” and that he “looked forward to making progress on American Spectrum’s previously announced plans to realign its portfolio to focus on office and industrial properties in Texas, California and Arizona.”

American Spectrum Realty, Inc. is a diversified real estate investment and management company that currently owns 25 office, industrial, apartment and retail properties in California, Texas, Arizona, South Carolina and the Midwest.  Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona, and to dispose of all properties not in these regions.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.